LETTER OF OFFER

to

ATLAS PACIFIC LIMITED
ACN 009 220 053

DATED 26 October 2004

Australia and New Zealand Banking Group Limited
ABN 11 005 357 522

LETTER OF OFFER

Issuing Office: Australia and New Zealand Banking Group Limited
Corporate Banking
7 / 77 St Georges Terrace
PERTH WA 6000

We are pleased to offer the facilities set out below to Atlas Pacific Limited.

Summary of facilities:

A summary of facilities is as follows:

Facility	**Facility Limit AUD**
ANZ Exportlink Facility	$ 1,700,000
Foreign Currency Dealing Limit Facility	$ 1,500,000
Bills Negotiated Not Under Credit Facility	$ 300,000
Total Facility Limits	**$3,500,000**

Details of facilities:

Details of the facilities are set out in the Facilities Schedule to this letter of offer.

Security:

Securities for the facilities are set out in the Security Schedule to this letter of offer.

Loan Approval Fee:

A Loan Approval Fee of $30,000 will be payable on receipt of your acceptance of this letter.

Financial reports:

You agree to provide us with:

Annually

- Your annual audited financial statements as soon as they are available, but not later than 120 days after the end of each financial year (being 31 December). They must be signed by a director or secretary as giving a true and fair view of your financial position as at the end of the financial year.

- Your annual projected balance sheet, profit and loss and cashflow forecast as soon as they are available, but not later than 60 days after the end of each financial year (being 31 December).

Half-yearly

- Your half yearly financial statements as soon as they are available, but not later than 120 days after the end of each half year (being 30 June). They must be signed by a director or secretary as giving a true and fair view of your financial position as at the end of the financial half-year.

Quarterly

- Your signed management balance sheet and profit and loss accounts, including reports against budget and updated year end forecasts, for each financial quarter as soon as they are available, but not later than 60 days after the end of each financial quarter.

Financial covenants:

While we are making facilities available to you and while there remains any obligations by you to us, you undertake that;

(a) **Adjusted Gearing Ratio:** The adjusted gearing ratio for each financial half year of Atlas Pacific Limited will not, as at the compliance date, exceed 1.00 : 1.

(b) **Interest Cover Ratio:** The interest cover ratio for each financial half year of Atlas Pacific Limited will not, as at the compliance date, be less than 2.50 : 1.

unless we have given you our prior written consent to a variation.

Compliance with financial covenants

If any of the above financial covenants are breached, unless we have given you our prior written consent to a variation, you will be in breach of your obligations in terms of Default clauses in the General Conditions.

We will test the financial covenants for each entity that the financial covenants apply to, at the end of each half financial year (the compliance date), based on the definitions and calculations set out below.

You agree that the interpretation and testing of the above financial covenants will be carried out in accordance with the provisions of the Corporation Act 2001 (Cth) and the accounting concepts, standards and disclosure requirements of the Australian accounting bodies consistently applied, unless otherwise agreed in writing.

Any valuation or revaluation of your or your controlled entities' existing and future real property assets must be undertaken by reputable licensed property valuers (who must be acceptable to us if we are to rely upon such valuations).

Definitions

"Total Liabilities" means the total of current liabilities and non-current liabilities of you and your controlled entities as disclosed in the consolidated financial statements. This, by definition, includes redeemable preference shares, subordinated loans, provisions and dividends declared or accrued but not paid.

"Effective Equity" means total equity less total intangible assets.

"Non Current Subordinated Debt" means those loans from; Directors/owners/shareholders/associated and related companies that have been postponed or subordinated under the Bank's security that are subject to Deeds of postponement/Deeds of subordination to the extent of the amount postponed or subordinated.

"Interest Expense" means the aggregate of interest expense, interest expense – Intra Group loans and interest expense of Directors, Owners and Shareholder loans.

The above terms are to be interpreted according to the Corporations Act 2001 (Cth), Statement of Accounting Concepts, Australian Accounting Standards and other mandatory reporting requirements.

Calculation:

Interest Cover Ratio :

$$\frac{\text{Net Profit (Loss) Before Interest and Tax}}{\text{Total Interest Expense}}$$

Adjusted Gearing Ratio:

$$\frac{\text{Total Liabilities} - \text{Non Current Subordinated Debt}}{\text{Effective Equity} + \text{Non Current Subordinated Debt}}$$

Annual review:

The facilities are subject to annual review. The next review date will be on 31 August 2005.

If the annual review is not carried out on or before the next review date, we may carry out the annual review at any time after the next review date.

General and Specific Conditions:

Our General Conditions (Fourth Edition 2003) apply to the facilities as well as any applicable Specific Conditions to the facilities. Both the General Conditions and any applicable Specific Conditions are enclosed with this letter.

General Conditions Fourth Edition 2003

Clause 9 (7) International Financial Reporting Standards (IFRS)

This clause is deleted and replaced by the following.

Clause 9 (7) New AASB Standards
Where you are required to comply with the New AASB Standards, we may, without prejudice to any other right under clause 9, review the facilities (and the conditions on which they are made available) at any time from the date of your acceptance of this clause and further upon receipt by us of your first set of annual financial statements prepared in accordance with the New AASB Standards.

We will notify you of any such review in writing (an **"AASB Review Notice"**) and negotiate in good faith with you in conducting the review. Within 60 days of the date of the AASB Review Notice, we may give you written notice that we wish to change the terms and conditions on which the facilities will continue to be made available including, in particular, the pricing of the facilities and the financial undertakings or financial covenants applicable (the **"AASB Amendment Notice"**).

If you accept the changes set out in the AASB Amendment Notice, the changes will take effect from the date as specified in the AASB Amendment Notice. However, if you do not accept the changes within 30 days from the date of the AASB Amendment Notice, the facilities will be terminated and you must repay the facilities in full (in cleared funds) at the expiration of 60 days from the date of the AASB Amendment Notice.
New AASB Standards is defined to mean "The new accounting standards, for application by Australian entities after the 1st January 2005, and issued or to be issued after the date of this agreement by the Australian Accounting Standards Board, including standards based on the standards issued by the International Accounting Standards Board, which are expected to apply to Australian reporting entities.

Provision of information to our wholly owned subsidiaries:

You consent to our providing information about you and your accounts to our wholly owned subsidiaries, especially but not solely for marketing purposes, to inform you about other financial services that may suit your needs.

Change of control:

If a change of control occurs, it is an event of default unless waived by us.

For the purposes of this agreement, a change of control occurs if, without our prior written consent, effective control of you or any surety or any of your or their subsidiaries is, in our opinion altered to any material extent from that subsisting at the date of our offer.

"Effective control" of a corporation means:

(a) control of the composition of the board of directors of that corporation;

(b) control of more than half the voting rights attaching to shares in that corporation;
or

(c) control of more than half the issued share capital of that corporation (excluding any part which carries no right to participate beyond the specified amount in the distribution of either profit or capital,

and includes the acquisition by any means of a person of a relevant interest (whether actual or deemed within the meaning of the Corporations Act) in shares in that corporation sufficient to allow that person either alone or jointly to exercise the control referred to in items (a), (b) or (c) of this definition. For the purpose of this definition, control shall be determined having regard to the provisions of the Corporations Act.

We may withdraw our offer at any time before you accept it if we become aware of anything which, in our opinion, adversely alters the basis on which we made our offer.

Security documents - Preparation, Registration and Stamp Duty costs and fees:

The securities required by us will be prepared by external legal advisers. The costs for preparation of the documents and any fees incurred for registration of them and the costs of any government stamp duty incurred will be for your account in accordance with clause 7 of the General Conditions.

In terms of the Stamps Act Amendment Act 1979 Banks are obliged to upstamp securities held to cover customers total liabilities to the Bank from time to time regardless of the duration, and it will therefore be necessary to upstamp our security to $3,500,000 primary to cover peak debts.

The estimated cost of upstamping will be $14,000.

Cost associated with the Government stamping and preparation of the security document will be debited to your account.

ANZ would accept suitable novation of existing stamped limits from existing bankers.

Engagement of experts and consultants:

You agree that:
any expert or consultant ('ANZ appointee") providing services to the Bank and which is commissioned by the Bank, is engaged exclusively for our benefit, whether or not their fees are to our account or borne directly or indirectly by you; and neither we nor any Bank employee will be liable to you or any other person for any loss, liability, cost or expense that is caused (directly or indirectly) by anything that an ANZ appointee does or does not do arising out of the provision of a service to the Bank.

Conditions precedent:

Our obligations to make any facilities available is subject to our being satisfied that you have complied with clause 4 of the General Conditions and with the following :

Other Conditions:

The Exportlink and BNNUCr Facilities conditions of Use :

You should include the following text on your open account invoices instructing method of payment:

"As this invoice is subject to finance being provided by ANZ Perth please ensure proceeds are remitted to: ANZ Bank, International Trade Services, Perth Exportlink Account Number 123456CCY00001 by telegraphic transfer quoting ANZ Exportlink Reference No (...exporters invoice number...) / (...IS BSB...). This instruction cannot be amended without the agreement of ANZ Perth".

Offer period:

Our offer is available for acceptance until the close of business on 25 November 2004 , unless otherwise extended by the Bank in writing.

We may withdraw our offer at any time before you accept it if we become aware of anything which, in our opinion, adversely alters the basis on which we made our offer.

Acceptance:

To accept this offer, please sign the duplicate of this letter of offer where indicated and return it to me at this office.

Yours faithfully

Brenton Buchanan

Manager

ACCEPTANCE

To: Australia and New Zealand Banking Group Limited
Corporate Banking
7 / 77 St Georges Terrace
PERTH WA 6000

Acceptance of letter of offer dated 26 October 2004.

We accept your offer to provide the facilities on the conditions detailed in this letter of offer and acknowledge receipt of the General Conditions (Fourth Edition 2003) and the applicable Specific Conditions.

Dated 16.11.04

SIGNED for and on behalf of
Atlas Pacific Limited ACN 009 220 053
by two Directors or one Director and Secretary:

[signature]	GEORGE SNOW
Signature of Director	Print name of Director
[signature]	JOSEPH TAYLOR
Signature of Director/Secretary	Print name of Director/Secretary

FACILITIES SCHEDULE

FACILITIES SCHEDULE to the letter of offer dated 26 October 2004.

ANZ ExportLink Facility

Facility limit:	AUD 1,700,000 (For this purpose we will determine the exchange rates to convert foreign currency amounts to the equivalent amounts in AUD).
Termination date:	Biannually in conjunction with the half yearly and annual review date.
Purpose:	To facilitate partial finance of nominated exports on either presentation of relevant shipping documents or, for open account dealings on a limited recourse, to you, basis.
Condition precedent:	You are only entitled to have us negotiate a bill or negotiate trade documents under the facility if we agree to the terms of your lodgement letter, if you execute all documents required by us, export contract insurance to our satisfaction is arranged and approved and you comply with the ANZ ExportLink Conditions of Use.
ANZ ExportLink Facility:	The ANZ ExportLink facility is also subject to any provisions of this letter of offer and the documentation mentioned above.
ANZ ExportLink Discount rate:	JPY LIBOR for the respective tenor, plus a bank margin of 2.0 % p.a. (In the event that ANZ can not source a LIBOR quotation for JPY, ANZ may apply a similarly base interest rate accessible by ANZ at the time of discounting.)
Fees:	Standby Fee of 0.25% of unused portion of facility limit will be payable quarterly in arrears.

	Discount handling fee per transaction.	0.35 % flat (Minimum AUD100.)
	Courier fee (if applicable).	AUD 25.00 each.
	SWIFT chasers (If applicable).	AUD 10.00 each.
	Pre-payment of discounted invoices. (If applicable).	AUD70.00 each.
	Extension of discounting period. (If applicable).	AUD70.00 each.

Specific Conditions:	Refer conditions of use detailed under "Other conditions".

Foreign Currency Dealing Facility

Facility limit:	AUD 1,500,000 (For this purpose we adjust the face value of the customer's obligation under each transaction by a multiplier (determined by us). The process includes conversion of any foreign currency amount to the equivalent amount in AUD).
Termination date:	Not before the next review date.
Purpose:	Spot and forward exchange dealing (including currency swaps).
No pay away exposure except under Foreign Currency Settlement Facility limit:	We do not assume any pay away exposure under this facility unless and to the extent that it links this facility with a Foreign Currency Settlement Facility. Except to that extent we can have no obligation to deliver currency under a contract until we are satisfied that counter funds have been lodged by you or on your behalf.
Condition precedent:	You may only enter into a foreign currency contract with us if we agree to the terms of the contract and if you execute all other documents required by us.
Maximum contract term:	The maximum term for a foreign currency dealing contract is 12 months.
Specific Conditions:	There are no Specific Conditions which apply to this facility.

Bills Negotiated Not Under Credit Facility (Bills Payable Overseas)

Facility limit:	AUD 300,000 (For this purpose we will determine the exchange rates to convert foreign currency amounts to the equivalent amounts in AUD).
Termination date:	Biannually in conjunction with the half yearly and annual review date.
Purpose:	To assist with working capital requirements to provide finance for the 15% balance of the amount not financed under the ANZ ExportLink Facility.
Condition precedent:	You are only entitled to have us negotiate a bill or negotiate trade documents under the facility if we agree to the terms of your lodgement letter and if you execute all documents required by us.
ANZ BNNUCr Discount rate:	JPY LIBOR for the respective tenor, plus a bank margin of 2.0 % p.a. (In the event that ANZ can not source a LIBOR quotation for JPY, ANZ may apply a similarly base interest rate accessible by ANZ at the time of discounting.)
Fees:	Standby fee of 0.25% on unused portion of facility limit will be payable quarterly in arrears.

Discount handling fee per transaction.	0.35 % flat (Minimum AUD100.)
Courier fee (if applicable).	AUD 25.00 each.
SWIFT chasers (If applicable).	AUD 10.00 each.
Pre-payment of discounted invoices. (If applicable).	AUD70.00 each.
Extension of discounting period. (If applicable).	AUD70.00 each.

Specific Conditions:	Refer conditions of use detailed under "Other conditions".

SECURITY SCHEDULE

SECURITY SCHEDULE to letter of offer dated 26 October 2004.

<u>To be Taken</u>

- First Registered Company Charge (Mortgage Debentures) over all the assets and undertaking of:

  - Atlas Pacific Limited ACN 009 220 053

  This is to be a fixed and floating charges over all present and future assets, undertakings (including goodwill) and unpaid/uncalled capital of the company.

- Standard Authority to Appropriate and Set-Off ANZ Term Deposits given by Atlas Pacific Limited ACN 009 220 053 over Term Deposit up to $1,500,000. To be taken in minimum tranches of AUD0.250m in line with Foreign Currency Dealing Limit utilisation.

- Master Agreement for Foreign Exchange and Derivative Transactions between Australia and New Zealand Banking Group Ltd and Atlas Pacific Limited .